Exhibit 10.8

Amendment to Shai Yarkoni Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”) is made and entered into this 24th day of July, 2016 (the “Effective Date”), by and between Cellect Biotherapeutics Ltd., an Israeli company, with offices at 23 Hataas St., Kfar Saba, Israel (hereinafter the “Company”), and Shai Yarkoni I.D. Number: 55365860, an individual whose address is 33 Halamed Hey St., Kfar Saba, Israel (the “Employee”). (the Company and the Employee shall each be referred hereto as a “Party”, and collectively, as the “Parties”).

Whereas, on April 30, 2013, effective as of July 1 2013 the Parties entered into Employment Agreement, in the form attached hereto as Schedule A (the “Original Agreement”); and

Whereas, the Parties wish to make certain amendments to the Original Agreement; and

Whereas, Section 11.5 of the Original Agreement provides, among other things, that it may be amended with the written document executed by both Parties.

NOW, THEREFORE, IT IS DECLARED AND AGREED AS FOLLOWS:

1.	Object of the Amendment. Except as specifically modified in this Amendment, the provisions, terms, conditions and definitions in the Original Agreement shall remain in full force and effect and shall apply to this Amendment mutatis mutandis.

2.	Amendments to the Original Agreement.

2.1.	Sections 2.1- 2.3 in Appendix B to the Original Agreement with respect to the Wage shall be amended as follows:

“The Company shall pay the CEO gross wage of NIS 60,000 per month. (the “Base Wage” or the “Monthly Salary”).”

Upon (i) the successful completion of a financing round in an amount exceeding US$ 7.5 million or (ii) successful completion of a transaction including among other: merger, acquisition, join venture, in a valuation of at least US$ 10 million, the Monthly Salary will increase to NIS 70,000.

2.2.	Section 3 in Appendix B to the Original Agreement with respect to the Annual Bonus shall be amended as follows:

The employee shall be entitled to an annual bonus of up to 5 monthly salaries subject to targets which has been determined by the Compensation Committee and Board for year 2016. as following:

(i)	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 4 million and up to US$5 million, the Employee shall be entitled to an Annual Bonus of two (2) Monthly Salaries.

(ii)	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 5 million and up to US$ 7.5 million, the Employee shall be entitled to an Annual Bonus of three (3) Monthly Salaries.

(iii)	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 7.5 million and up to US$ 12 million, the Employee shall be entitled to an Annual Bonus of four (4) Monthly Salaries.

(iv)	Subject to successful completion of a financing round in an accumulated amount exceeding US$ 12 million, the Employee shall be entitled to an Annual Bonus of five (5) Monthly Salaries.

(v)	Subject to successful completion of a recruiting the sixth patient for the Trial, the Employee shall be entitled to an Annual Bonus of one (1) Monthly salary.

(vi)	Subject to successful completion of a registration of Company’s shares in NASDAQ, the Employee shall be entitled to an Annual Bonus of one (1) Monthly Salary.

(vii)	Subject to successful completion of a transaction such as merger, acquisition or join venture, in a valuation of at least US$ 2 million, the Employee shall be entitled to an Annual Bonus of two (2) Monthly salaries.

(viii)	Subject to discretion of the Board of Directors’ of the Company, the Employee shall be entitled to an Annual Bonus of one (1) Monthly salary.

•	In any case the total of an Annual Bonus does not exceed five (5) monthly salaries.

2.3.	Section 4 in Appendix B to the Original Agreement with respect to the Company Automobile shall be amended as follows:

The Company will provide a leased, Group level up to a sum of Nis 175,000 (or equally priced) all in accordance with the Company compensation plan as will be amended from time to time, automobile to the Employee, and will place such automobile at the disposal of the Employee under the terms of the Company’s general leasing plan (to be provided to the Employee upon provision of the automobile).The Company shall bear all of the fixed and variable maintenance costs and actual expenses incurred directly in connection with his use of such automobile, including licenses, insurance, gas, repairs, parking at the Company offices, etc. but excluding any fines (“Aggregate Automobile Expenses”).Should Employee choose not to take a leased automobile from the Company, or to take a leased an automobile of Group lower than Group detailed above, the Company will pay the difference in Employer cost to Employee on a monthly basis; provided however that such amount shall not be part of the Employee’s salary for calculation of severance pay, or any other social benefits under this Agreement or under law (“Car Replacement Payment”) .The Employee will be compensated for all taxes he will be liable to as a consequence (“gross-up”) of the Aggregate Automobile Expenses/Car Replacement Payment of car of Employee under this Section. ((the“Car”).

3.	Entire Agreement. This Amendment and the Original Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AMENDMENT TO BE EXECUTED THE DAY AND YEAR WRITTEN ABOVE.

/s/ Ronen Twito		/s/ Shai Yarkoni

Cellect Biotherapeutics Ltd.		Shai Yarkoni

By:	Ronen Twito

Title:	Chief Financial Officer